DO NOT DESTROY THIS NOTE: When paid, this note ("Note") and the Deed of Trust, as defined below, must be surrendered with the request for reconveyance.

                                INSTALLMENT NOTE
                               (Interest-Included)

$3,000,000                                Washoe County, Nevada,  August 8, 2002


         In installments and at the times hereinafter stated, Altair Nanotechnologies Inc., a Canada corporation ("Maker"), promise(s) to pay to BHP Minerals International Inc., a Delaware corporation ("Holder"), or order, at such place as Holder shall designate in writing, the principal sum of Three Million and 00/100ths Dollars ($3,000,000), with interest accruing from the date that is three (3) years after the date of this Note, on the amounts of principal remaining from time to time unpaid, until said principal sum is paid, at the rate of seven percent (7%) per annum. The first payment by Maker equal to twenty percent (20%) of the original principal amount of this Note (i.e., $600,000) plus any accrued interest as of the date of such payment shall be due on the date that is forty-two (42) months from the date of this Note. Thereafter, on each of the first, second, third and forth year anniversaries of the date the first payment is due, Maker shall make additional payments under this Note in an amount equal to twenty percent (20%) of the original principal amount of this Note (i.e., $600,000) plus any accrued interest as of the date of each such payment. On the date that is ninety (90) months from the date of this Note (the "Maturity Date"), any balance of principal and interest then remaining unpaid shall be fully paid. THE PRIVILEGE IS RESERVED TO PAY MORE THAN THE SUM DUE AT ANY TIME PRIOR TO MATURITY, WITHOUT PENALTY. Each payment shall be credited first, on the interest then due, and the remainder on the principal sum, and interest shall thereupon cease upon the amount so credited on the said principal sum.

         This Note is secured by a deed of trust, security agreement and fixture filing with assignment leases and of rents (the "Deed of Trust") of even date herewith executed by Maker in favor of Holder and covering real property located in the County of Washoe, Nevada (the "Property"). In the event that Maker, or any successor in interest to Maker in the Property, either voluntarily or by operation of law, shall sell, transfer, further encumber, mortgage, or convey, or contract to sell, transfer, further encumber, mortgage, or convey, any or all of the Property which is not personal property, or any portion thereof, or any interest therein, at the option of the Holder, the obligation evidenced by this Note shall forthwith become due and payable although the time of maturity as expressed herein shall not have arrived. If Maker is a corporation, partnership, trust or other entity, the transfer, encumbrance or other disposition of the voting control of such entity or of the ownership of more than fifty percent (50%) of the financial interest in Maker shall be deemed to be a transfer for purposes of this paragraph. If this Note contains any provision conferring on Holder the right to demand any prepayment fee or sum of money for prepayment of any indebtedness secured hereby, Maker agrees to pay the maximum amount of such fee or sum of money which Holder would have been entitled to demand pursuant to such provision. If Holder has accelerated the debt in accordance with any of the provisions herein, Holder shall nevertheless be entitled to any prepayment fee which may be provided in this Note. Consent to one such transaction shall not be deemed to be a waiver of the right to require consent to future or successive transactions.

         In addition to any other remedy at law or in equity, Holder may accelerate this Note, that is, declare the entire unpaid balance due and payable, upon the occurrence of any one of the following events, each of which shall constitute an event of default under this Note: (1) Maker fails to pay when due any installment of principal or interest due hereunder; (2) Maker fails to perform any other covenant contained in this Note, and does not cure such


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

failure within ten (10) days after notice thereof; (3) any default by Maker (as trustor) under the Deed of Trust; (4) any default by the obligor under any obligation secured by a deed of trust having priority over the Deed of Trust;
(5) any default by trustor under such prior deed of trust; (6) Maker becomes the subject of any garnishment, attachment, execution, claim and delivery, writ of possession or any other involuntary lien, or process and said lien or process is not extinguished or fully bonded within thirty (30) calendar days after the occurrence thereof; (7) Maker shall liquidate, merge, dissolve, terminate its existence, suspend business operations, suffer or permit the appointment of any custodian or a receiver for all or substantially all of its property, make a general assignment for the benefit of its creditors, become insolvent, or file any voluntary petition under any existing or future bankruptcy or insolvency law; (8) Maker shall have filed against it any involuntary petition under any existing or future bankruptcy or insolvency law, if such petition is not dismissed within forty-five (45) calendar days after the petition date. Protest is waived.

         Upon any default hereunder or under the Deed of Trust, the undersigned agree to pay all costs of collection and attorney's fees incurred by the trustee and beneficiary under the Deed of Trust in collecting this Note, or in connection with the curing of any default under the Deed of Trust, or in exercising any judicial or non-judicial remedies available to such trustee or to such beneficiary.

         If any event of default occurs hereunder, or in the Deed of Trust, and the entire principal amount hereof becomes due and payable, whether by acceleration, at the Maturity Date, or otherwise, the entire unpaid balance of said principal sum shall automatically bear an augmented annual interest rate equal to the lesser of the maximum rate permitted by law or thirteen percent (13%) per annum (the "Default Rate").

         Holder agrees that it will not assign its interests under this Note without Maker's prior written consent, which shall not be unreasonably withheld, except to any entity in which BHP Billiton Limited or BHP Billiton PLC holds an ownership interest.

         All amounts payable under this Note are payable in lawful money of the United States. Checks shall constitute payment only when collected.

         This Note shall be interpreted and enforced in accordance with the laws of the State of Nevada.


                           MAKER: ALTAIR NANOTECHNOLOGIES INC., a Canada corporation


                                            By:      /s/ Edward Dickinson
                                            Name:   ________________________
                                            Title:  ________________________